PLAN AND AGREEMENT OF MERGER


THIS PLAN AND AGREEMENT OF MERGER (hereinafter referred to as this "Agreement") dated as of September ___, 2001, is made and entered into by and between Phone 1Globalwide, Inc., a Florida corporation ("Company") and Phone1GlobalWide Inc., a Delaware corporation ("Phone1Global")

                                    RECITALS

A. The Company is a corporation organized and existing under the laws of the State of Florida; and

B. Phone1Global is a wholly-owned subsidiary of the Company, having been incorporated on September 21, 2001, to be effective on September 25, 2001.

NOW THEREFORE, in consideration of the premises, the mutual covenants herein contained and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Company shall be merged into Phone1Global (the "Merger") upon the terms and conditions hereinafter set forth.

                                    ARTICLE I
                                     Merger.

On September 25, 2001 or as soon as practicable thereafter (the "Effective Date"), the Company shall be merged into Phone1Global, the separate existence of the Company shall cease and Phone1Global (following the Merger referred to as "New Phone1Global") shall continue to exist under the name of "Phone1Globalwide Inc." by virtue of, and shall be governed by, the laws of the State of Delaware. The address of the registered office of New Phone1Global in the State of Delaware will be The Corporation Trust Company, 1209 Orange Street, in the City of Wilmington, County of Newcastle, State of Delaware.


                                   ARTICLE II
                  Certificate of Incorporation of Phone1Global.

The Certificate of Incorporation of New Phone1Global shall be the Certificate of Incorporation of Phone1Global as in effect on the date hereof without change unless and until amended in accordance with applicable law.

                                   ARTICLE III
                             Bylaws of Phone1Global.

The Bylaws of New Phone1Global shall be the Bylaws of Phone1Global as in effect on the date hereof without change unless and until amended or repealed in accordance with applicable law.


                                   ARTICLE IV
              Effect of Merger on Stock of Constituent Corporation.

4.1 On the Effective Date, (i) each outstanding share of Company common stock, $.001 par value ("Company Common Stock"), shall be converted into one share of New Phone1Global common stock, $.001 par value, ("New Phone1Global Common Stock"), except for those shares of Company Common Stock with respect to which the holders thereof duly exercise their dissenters' rights under Florida law,
(ii) each outstanding share of Company Class A Convertible Preferred Stock, $.001 par value ("Company Class A Preferred Stock"), shall be converted into one share of New Phone1Global Class A Convertible Preferred Stock, $.001 par value, ("New Phone1Global Class A Preferred Stock"), except for those shares of Company Class A Preferred Stock with respect to which the holders thereof duly exercise their dissenters' rights under Florida law, (iii) any fractional New Phone1Global Common Stock or Class A Preferred Stock



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interests to which a holder of Company  Common Stock or Class A Preferred  Stock would be entitled will be canceled with the holder thereof being entitled to receive the next highest number of whole shares of Phone1Global Common Stock or Class A Preferred Stock, and (iv) each outstanding share of Phone1Global Common Stock held by the Company shall be retired and canceled and shall resume the status of an authorized and unissued Phone1Global Common Stock.

     4.2 All options and rights to acquire Company Common Stock under or pursuant to any options, warrants or contractual rights which are outstanding on the Effective Date of the Merger will automatically be converted into equivalent options and rights to purchase that whole number of Phone1Global Common Stock into which the number of Company Common Stock subject to such options or warrants immediately prior to the Effective Date would have been converted in the merger had such rights been exercised immediately prior thereto (with any fractional New Phone1Global interests resulting from the exercise being rounded up to the next highest whole number). The exercise price per share of options or warrants to acquire New Phone1Global shall be the exercise price per share of options or warrants to acquire Company Common Stock in effect prior to the Effective Date, and the other terms shall also be equivalent. All plans or agreements of the Company under which such options and rights are granted or issued shall be continued and assumed by New Phone1Global unless and until amended or terminated in accordance with their respective terms.

     4.3 (a) Florida Atlantic Stock Transfer, 7130 Nob Hill Road, Tamarac, Florida 33321, Attention: Rene Garcia, shall act as exchange agent in the Merger.

         (b) Prior to, or as soon as practicable after the Effective Date, Phone1Global (or New Phone1Global) shall mail to each person who was, at the time of mailing or at the Effective Date, a holder of record of issued and outstanding Company Common Stock or Company Class A Preferred Stock (collectively, "Company Stock") (i) a form letter of transmittal and (ii) instructions for effecting the surrender of the certificate or certificates, which immediately prior to the Effective Date represented issued and outstanding shares of Company Stock ("Company Certificates"), in exchange for certificates representing New Phone1Global Common Stock and New Phone1Global Class A Preferred Stock (collectively "New Phone1Global Stock"). Upon surrender of a Company Certificate for cancellation to Phone1Global, together with a duly executed letter of transmittal, the holder of such Company Certificate shall be subject to paragraph (f) of this section 4.03 and be entitled to receive in exchange therefor a certificate representing that number of New Phone1Global Stock into which the Company Stock theretofore represented by the Company Certificate so surrendered shall have been converted pursuant to the provisions of this Article IV, and the Company Certificate so surrendered shall forthwith be canceled.

         (c) No dividends or other distributions declared after the Effective Date with respect to New Phone1Global and payable to holders of record thereof after the Effective Date shall be paid to the holder of any unsurrendered Company Certificate with respect to New Phone1Global Stock which by virtue of the Merger are represented thereby, nor shall such holder be entitled to exercise any right as a holder of New Phone1Global, until such holder shall surrender such Company Certificate. Subject to the effect, if any, of applicable law, after the subsequent surrender and exchange of a Company Certificate, the holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which became payable prior to such surrender and exchange with respect to New Phone1Global Stock represented by such Company Certificate.

         (d) If any stock certificate representing New Phone1Global is to be issued in a name other than that in which the Company Certificate surrendered with respect thereto is registered, it shall be a condition of such issuance that the Company Certificate so surrendered shall be properly endorsed, or otherwise in proper form for transfer, and that the person requesting such issuance shall pay any transfer or other taxes required by reason of the issuance to a person other than the registered holder of the Company Certificate surrendered or shall establish to the satisfaction of New Phone1Global that such tax has been paid or is not applicable.

         (e) After the Effective Date, there shall be no further registration of transfers on the stock transfer books of the Company of the shares of Company Stock, or of any other shares of stock of the

Company, which were outstanding immediately prior to the Effective Date. If after the Effective Date certificates representing such shares are presented to New Phone1Global they shall be canceled and, in the case of Company Certificates, exchanged for certificates representing New Phone1Global Stock as provided in this Article IV.


                                    ARTICLE V
        Corporate Existence, Phone1Global and Liabilities of Phone1Global


     5.1 On the Effective Date, the separate existence of the Company shall cease. The Company shall be merged with and into Phone1Global in accordance with the provisions of this Agreement. Thereafter, New Phone1Global shall possess all the rights, privileges, powers and franchises, of a public as well as a private nature, and shall be subject to all the restrictions, disabilities and duties of each of the parties to this Agreement and all and singular; the rights, privileges, powers and franchises of the Company and Phone1Global, and all property, real, personal and mixed, and all debts due to each of them on whatever account, shall be vested in New Phone1Global; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter the property of New Phone1Global, as they were of the respective constituent entities, and the title to any real estate whether by deed or otherwise vested in the Company and Phone1Global or either of them, shall not revert to be in any way impaired by reason of the Merger; but all rights of creditors and all liens upon any property of the parties hereto, shall be preserved unimpaired, and all debts, liabilities and duties of the respective constituent entities shall thenceforth attach to New Phone1Global, and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

     5.2 The Company agrees that it will execute and deliver, or cause to be executed and delivered, all such deeds, assignments and other instruments, and will take or cause to be taken such further or other action as Phone1Global may deem necessary or desirable in order to vest in and confirm to New Phone1Global title to and possession of all the property, rights, privileges, immunities, powers, purposes and franchises, and all and every other interest, of the Company and otherwise to carry out the intent and purposes of this Agreement.


                                   ARTICLE VI
                     Officers and Directors of Phone1Global


     6.1 Upon the Effective Date, the officers and directors of New Phone1Global shall be officers and directors of Phone1Global in office at such date, and such persons shall hold office in accordance with the Bylaws of Phone1Global or until their respective successors shall have been appointed or elected.

     6.2 If, upon the Effective Date, a vacancy shall exist in the Board of Directors of Phone1Global, such vacancy shall be filled in the manner provided by its Bylaws.


                                   ARTICLE VII
               Approval by Shareholders; Amendment; Effective Date


        7.1 This Agreement and the Merger contemplated hereby are subject to approval by the requisite vote of shareholders in accordance with applicable Florida law. As promptly as practicable after approval of this Agreement by shareholders in accordance with applicable law, duly authorized officers of the respective parties shall make and execute Articles of Merger and a Certificate of Merger and shall cause such documents to be filed with the Secretary of State of Florida and the Secretary of State of Delaware, respectively, in accordance with the laws of the States of Florida and Delaware. The Effective Date of the

Merger shall be the date on which the Merger becomes effective under the laws of Florida or the date on which the Merger becomes effective under the laws of Delaware, whichever occurs later.

     7.2 The Board of Directors of the Company and Phone1Global may amend this Agreement at any time prior to the Effective Date, provided that an amendment made subsequent to the approval of the Merger by the shareholders of Company shall not (1) alter or change the amount or kind of shares to be received in exchange for or on conversion of all or any of the Company Stock (2) alter or change any term of the Certificate of Incorporation of Phone1Global, or (3) alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of Company Stock.


                                  ARTICLE VIII
                              Termination of Merger

This Agreement may be terminated and the Merger abandoned at any time prior to the filing of this Agreement with the Secretary of State of Florida and the Secretary of State of Delaware, whether before or after shareholder approval of this Agreement, by the consent of the Board of Directors of the Company and Phone1Global.


                                   ARTICLE IX
                                  Miscellaneous

In order to facilitate the filing and recording of this Agreement, this Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original and all such counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers, all as of the day and year first above written.

PHONE 1GLOBALWIDE, INC., a Florida corporation


By: /s/ Syed Naqvi
    -------------------------------------
    Syed Naqvi, Chief Financial Officer

PHONE1GLOBALWIDE INC., a Delaware corporation


By: /s/ Syed Naqvi
    -------------------------------------
    Syed Naqvi, Chief Financial Officer